Exhibit 99.6

Dear Community Members:

This week, our companies announced an exciting and important transaction to ensure great telecommunications service for years to come throughout northern New England.  The two companies agreed to merge a subsidiary of Verizon Communications Inc. which owns the wireline operations of Verizon in Maine, New Hampshire and Vermont with and into FairPoint.  The transaction combines Verizon’s personnel and local exchange and related business assets from Maine, New Hampshire and Vermont with the focus and specialized expertise of FairPoint which will bring many benefits to the three states.  The result is a dynamic communications company, well positioned to serve employees, shareowners and customers with good jobs, a strong long-term investment and top customer service.

Our commitment to you includes:

•                  Enhanced service

•                  Within the first year after closing, we will significantly expand broadband availability from current levels.

•                  We will add three new local service centers, staffed by skilled local employees, to deliver industry-leading customer service.

•                  We will expand the annual capital commitment to local lines and equipment to maintain and improve the highly reliable, state-of-the art telecommunications network.

•                  Employment security and growth

•                  Not only will we continue to employ the union and other workers who are part of the Verizon team today, but also we plan to add approximately 600 new positions throughout the region.

•                  We will continue to honor existing collective bargaining agreements.

•                  We are committed to providing excellent pension and healthcare benefits for our workforce, and Verizon will continue to provide retirement benefits for its retired employees.

•                  Increased economic activity

•                  In addition to the new jobs we expect to add in the near future, we anticipate further job growth as our Internet services expand.

•                  Our plans include construction of three new service centers in the region, a Network Operations Center, an Information Systems Center, and an Administrative Center.  These new centers will augment FairPoint’s expanded east coast call center in South China, Maine.

•                  This transaction will support economic expansion through ongoing investment in advanced voice and data networks that serve small and medium-size business needs.

For more information about this announcement and how we plan to serve the communications needs of northern New England, please go to: www.FairPoint.com.

We look forward to serving you and strengthening your community through communications!

Sincerely

CEO	CEO
Verizon	FairPoint